Exhibit 99.1

FOR IMMEDIATE RELEASE

(July 5, 2007)

Contact:	Stephen M. Klein
Chairman and Chief Executive Officer
Omni Financial Services, Inc.
(770) 396-0000

OMNI NATIONAL BANK COMPLETES

ACQUISITION OF TEXAS CHARTER

ATLANTA, GA—Omni Financial Services, Inc. (NASDAQ: OFSI), the bank holding company for Omni National Bank (“Omni”), announced today that it has acquired a Texas charter and will establish a banking office in the State of Texas. On July 2, 2007, Omni completed the acquisition of assets related to the Stock Purchase Agreement, dated April 6, 2007, with First Bank Lubbock Bancshares, Inc. (“FBL”) and FBL’s wholly owned subsidiary, Outsource Delaware Capital Group, Inc.

Through a series of transactions that involved FBL and Wilson State Bank (WSB), Omni acquired WSB’s Texas charter which allows Omni to convert its Dallas loan production office to a full service banking office. The office is currently located at 10000 North Central Expressway, Suite 100, Dallas, Texas and will become a full-service banking office in mid-July.

“The establishment of full service banking in Dallas further enhances our ability to address the banking needs of our customers,” said Irwin Berman, President of Omni National Bank. “We opened our Dallas redevelopment lending office in April of this year and we now look forward to bringing our full array of products and services to the Dallas market.”

About Omni

Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. It has one full-service banking location in Atlanta, Georgia, one in Dalton, Georgia, five in North Carolina, one in Chicago, Illinois and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, Philadelphia, Pennsylvania, and Dallas, Texas. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.’s common stock is traded on the NASDAQ Global Market under the ticker symbol “OFSI.” Additional information about Omni Financial is available on its website at www.onb.com

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Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Omni Financial Services, Inc.’s business and growth strategies, competitive risks and other factors set forth from time to time in Omni Financial Services, Inc.’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Omni Financial Services, Inc. (including its subsidiaries), or its management, and are intended to identify forward-looking statements.